Exhibit 10.1

UNITED STATIONERS SUPPLY CO.
SEVERANCE PAY PLAN

SUMMARY PLAN DESCRIPTION

(Effective as of August 1, 2004)

This Corporate Plan and Summary Plan Description is intended to provide guidance to both management and associates, and supersedes and replaces any and all Corporate Policies and Procedures previously issued.  It does not constitute a contractual obligation of any kind to any prospective, present or past associate.  The Company reserves the right to revise, delete, or add to any and all policies, procedures, work rules or benefits discussed or summarized in this Corporate Policy and Procedure.

UNITED STATIONERS SUPPLY CO.
SEVERANCE PAY PLAN

SUMMARY PLAN DESCRIPTION

INTRODUCTION

UNITED STATIONERS SUPPLY CO. on behalf of itself and its participating subsidiaries and divisions, including any subsidiaries and/or divisions acquired after the date hereof unless indicated otherwise (the “Company”) hereby adopts the UNITED STATIONERS SUPPLY CO. SEVERANCE PAY PLAN (the “Plan”), effective as of August 1, 2004, for the benefit of eligible employees of the Company.

The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a severance pay plan within the meaning of United States Department of Labor regulations section 2510.3-2(b).  The Plan supersedes any prior formal or informal severance plans, communications (including, but not limited to offer letters), programs or policies of the Company covering eligible employees.  This document serves as both the Plan document and the Summary Plan Description for the Plan for all purposes under ERISA.

The purpose of the Plan is to provide an eligible employee with the opportunity to receive severance pay and severance benefits for a specified period of time in the event that his/her employment is involuntarily terminated due to (i) lack of work, (ii) rearrangement of work, (iii) reduction in workforce, or (iv) position elimination, all as determined in the sole discretion of the Plan Administrator.

ELIGIBLE EMPLOYEES

The Plan is applicable only to eligible employees of the Company.  For all purposes of the Plan, “eligible employee” means (i) a full-time exempt employee or full-time non-exempt employee of the Company who works at least 30 hours per week; (ii) who is notified in writing by the Company that he/she is being involuntarily terminated under circumstances which make him/her eligible for severance pay and severance benefits under the Plan.

“Eligible employee” does not include, and the Plan is not applicable to, any employee or individual who:  (i) is covered by a written employment agreement which contains a severance provision or is covered by a written severance agreement, (ii) is classified as temporary, resource staff or other supplemental staff, (iii) is an independent contractor, (iv) is a consultant, (v) is a person performing services for the Company under an independent contractor or consultant agreement, purchase order, supplier agreement or any other form of agreement which the Company enters into for services, (vi) is providing services to the Company pursuant to an agreement between the Company and a third party, whether or not the employee or individual is a “leased employee” of the Company as defined in Section 414(n) of the Internal Revenue Code, (vii) is an employee of the Company, but is providing substantial services to a third party pursuant to an agreement between the Company and the third party, whether or not the employee is a “leased employee” of the third party as defined in Section 414(n) of the Internal Revenue Code, (viii) any other individual who is compensated, directly or indirectly, by the Company and with respect to whom compensation is not treated by the Company at the time of payment as being subject to statutorily required payroll tax withholding, such as withholding of federal and/or state income tax and/or withholding of the employee’s share of Social Security Tax, (ix) is a contract employee, or any employee classified by the Company other than as a full-time exempt employee or full-time non-exempt employee, or (x) is covered by a collective bargaining agreement, unless such collective bargaining agreement provides for his/her coverage under the Plan.

ELIGIBILITY REQUIREMENTS

In order for an eligible employee to be eligible to receive Plan severance pay and severance benefits, an eligible employee must meet the following eligibility requirements:  (i) he/she must remain in the employ of the Company through the date of termination of employment designated in writing by the Company, (ii) through the date of termination of employment, he/she must fulfill the normal responsibilities of his/her position, including meeting regular attendance, workload and other standards of the Company, (iii) he/she must return all Company property including, but not limited to, Confidential Information (as defined below under the caption, “Confidential Information/ Cooperation”), customer and supplier lists and information, keys, credit cards, access and security cards, passwords, personal digital assistants, mobile telephones, pagers, financial, sales and marketing materials, training materials, handbooks and manuals, documents and records (all whether in paper or electronic form), identification cards, equipment, computers, and software, (iv) he/she must complete and submit all expense reimbursement requests, (v) he/she must repay any outstanding bills, Company credit card balances, advances, debts, amounts due to the Company as of his/her date of termination of employment, (vi) he/she must submit the signed Separation and Release Agreement required by the Plan, and (vii) he/she must not revoke the signed Separation and Release Agreement.

CONDITIONS OF INELIGIBILITY

An employee of the Company shall not be eligible for severance pay and severance benefits under the Plan if:

(a)                                  the employee is not, or ceases to be, an eligible employee as then defined in the Plan;

(b)                                 the employee’s employment with the Company terminates by reason of retirement, resignation, failure to report to work, death or discharge for cause (as defined below), as determined in the sole discretion of the Company;

(c)                                  employment with the Company is involuntarily terminated after the employee is offered and refuses a position with the Company and such position pays similar base pay (i.e., the current base pay level or a greater base pay level or within five percent (5%) of the current base pay level if the employee is changed to a lesser base pay level);

(d)                                 the employee is employed in a Company division, department, operational unit, function or facility which is sold, leased or otherwise divested and the employee is offered employment by the successor entity that pays a similar base pay (i.e. at least the current base pay level or within twenty percent (20%) of the current base pay level if the employee is changed to a lesser base pay level);

(e)                                  the employee’s employment with the Company terminates under circumstances which do not meet the eligibility requirements of the Plan;

(f)                                    the employee’s employment with the Company is terminated under the terms of an individual separation arrangement or a group reorganization/
restructuring benefit plan or program sponsored by the Company; or

(g)                                 the Plan is terminated.

The foregoing list of conditions is intended to be illustrative and may not be all inclusive; the Plan Administrator will determine in the Plan Administrator’s sole discretion whether an eligible employee is eligible for severance pay and severance benefits under the Plan.

For all purposes under the Plan, “discharge for cause” means termination of the employee’s employment, in whole or part because of (a) negligence or misconduct by the employee in the performance of his/her duties for the Company, (b) non-performance by the employee of his/her duties for the Company, (c) the employee’s conviction of, or plea of nolo contender to, a felony (excluding motor vehicle violations), (d) the employee’s act of fraud, dishonesty, theft or embezzlement (or attempted fraud, theft or embezzlement) with respect to the Company, or (e) any other actions or omissions of the employee which, in the judgment of the Plan Administrator, harms the reputation or interests of the Company  or causes the employee to be unable to perform his/her duties.

SEVERANCE PAY AND SEVERANCE BENEFITS

If an eligible employee satisfies the eligibility requirements, his/her severance pay and severance benefits will be based upon his/her employment classification.

In exchange for signing a Separation and Release Agreement, in a form to be designated solely by the Company, each eligible employee is eligible to receive as Plan severance pay and severance benefits the following.

(a)                                  Severance Pay:

Severance pay shall be determined in accordance with the following table:

Eligible Employee’s Employment Classification	Amount of Severance Pay

Company Officer	Greater of:
26 weeks of pay; or
2 weeks of pay for each complete year of service, not to exceed 52 weeks of pay

Non-Officer Exempt Employee	Greater of:
4 weeks of pay; or
2 weeks of pay for each complete year of service, not to exceed 36 weeks of pay

Nonexempt Employee	Greater of:
2 weeks of pay; or
1 week of pay for each complete year of service not to exceed 26 weeks of pay

For all purposes of the Plan, an eligible employee’s “years of service” shall be determined, in accordance with the Company’s personnel records, from the eligible employee’s last date of hire or rehire, whichever is the latest to occur, through the date of employment termination, but shall include only full years of service (without any prorated amounts paid for periods of employment of less than 12 months from the anniversary of such last date of hire or rehire).

For all purposes of the Plan, a “week of pay” for an eligible employee shall be determined by using (i) for an exempt eligible employee, the regular weekly base salary compensation rate on his/her date of termination of employment with the Company and (ii) for a non-exempt eligible employee, the regular hourly base compensation rate multiplied by his/her regularly scheduled number of hours per week on his/her date of termination of employment with the Company.

For all purposes of the Plan, an eligible employee’s employment classification as an “exempt” or “non-exempt” employee shall be determined by the Plan Administrator in accordance with the definition of such terms under the Fair Labor Standards Act, as amended.

(b)                                 Severance Benefits:

Health coverage continuation:

The employee’s last day of active employment (“termination date”) marks the start of the 18-month Consolidated Omnibus Budget Reconciliation Act (“COBRA”) period.  An eligible employee has sixty (60) days from the termination date to elect COBRA continuation, allowing him/her to continue his/her elected Company sponsored medical, dental and vision benefits.  Such health benefits shall be provided to the employee at the active employee contribution cost, which the employee shall be required to pay, for the term of the severance period.  Thereafter, the eligible employee shall be required to pay the full applicable COBRA premium, which is 102% of the total cost of the benefits.  If COBRA is not elected within the sixty (60) day election period, insurance benefits will be terminated effective the last day of active employment with the Company.

Upon receiving notice of the termination date, the employee shall receive at the employee’s home address, a packet explaining his/her rights under COBRA.  If COBRA is elected within the sixty (60) day enrollment period, the employee shall be mailed information to the employee’s home address concerning the manner in which the employee shall remit monthly COBRA premiums.

All of the terms and conditions of the Company sponsored medical benefit plan, as amended from time to time, shall be applicable to an eligible employee (and his/her eligible dependents, if applicable) participating in any form of continuation coverage under the Company sponsored medical benefit plan.

(c)                                  Career Transition Assistance:

Each eligible employee shall be eligible to receive career transition assistance services at such level as determined by the Company.  Career transition assistance services shall be provided by a career transition assistance firm selected and paid for by the Company.  An eligible employee must utilize the available career transition assistance services on the date(s) and during the time period made available by the Company.

The consideration for the Separation and Release Agreement shall be the severance pay and severance benefits made available pursuant to the Plan, which the eligible employee otherwise would not be eligible to receive.

SEPARATION AND RELEASE AGREEMENT

In order to receive the severance pay and severance benefits available under the Plan, an eligible employee must submit a signed Separation and Release Agreement in a form to be designated solely by the Company. While the Company expressly reserves the right to designate the terms and conditions (as well as to revise, delete and add to) the Separation and Release Agreement, an example Separation and Release Agreement is attached hereto as Attachment I.

Severance pay and severance benefits shall not be paid unless and until a signed Separation and Release Agreement is received by the Plan Administrator (or his/her designee) and any revocation period, as may be specified in the Separation and Release Agreement, has expired.  An eligible employee who timely submits (and does not revoke) a signed Separation and Release Agreement form shall be eligible to receive severance pay and severance benefits under the Plan.  Eligible employees are encouraged to contact their personal attorney or representative, at their own expense, to review the Separation and Release Agreement form if they so desire.

PAYMENT OF SEVERANCE PAY

Subject to the eligible employee’s satisfaction of the other terms and conditions contained in this policy and the applicable Separation and Release Agreement, severance pay will be paid in substantially equal installments, commencing as soon as practicable following the eligible employee’s date of termination of employment and continuing in periodic payments based on the same payroll schedule in effect prior to termination.  The Company reserves the right, in its sole discretion, to elect to pay severance pay in a single lump sum payment.  However, any severance pay and severance benefits which become payable will be paid prospectively, only after any revocation period for a signed Separation and Release Agreement has passed.  All legally required taxes and any sums owed the Company shall be deducted from Plan severance pay.  In the event that an eligible employee who is receiving payment of severance pay under the Plan is reemployed by the Company, the continuation of severance pay and severance benefits pursuant to the Plan shall cease.

PLAN ADMINISTRATION

The Administrative Committee for the Plan (which shall consist of the same persons as the Administrative Committee for the United Stationers General Pension Plan, the United Stationers Union Pension Plan and the United Stationers 401(k) Savings Plan) shall serve as the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA.  The Plan Administrator shall have the discretionary authority to determine eligibility for Plan severance pay and severance benefits and to construe the terms of the Plan, including the making of factual determinations.  The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the administration of this Plan.  The Plan Administrator will determine, in the Plan Administrator’s sole discretion, whether an employee is an eligible employee and is eligible for severance pay and severance benefits under the Plan.

The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator, under the terms of this Plan, and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan.  The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless actually knowing such information and advice to be inaccurate or unlawful.  The Plan Administrator shall establish and maintain a reasonable claims procedure, including a procedure for appeal of denied claims.

In the event of a group termination as determined in the sole discretion of the Plan Administrator, the Plan Administrator shall furnish affected eligible employees with such additional information as may be required by law.

PROCEDURE FOR MAKING AND APPEALING CLAIMS FOR PLAN SEVERANCE PAY AND SEVERANCE BENEFITS

It is not necessary that an eligible employee apply for benefits under the Plan.  However, if an eligible employee wishes to file a claim, such claim must be in writing and filed with the Company’s Benefits Department.  Within sixty (60) days after receiving a claim, the Benefits Department will:

(a)                                  either accept or deny the claim completely or partially; and

(b)                                 notify the claimant of acceptance or denial of the claim.

If the claim is completely or partially denied, the Company’s Benefits Department will furnish a written notice to the claimant containing the following information:

(a)                                  specific reasons for the denial;

(b)                                 specific references to the Plan provisions on which any denial is based;

(c)                                  a description of any additional material or information that must be provided by the claimant in order to support the claim; and

(d)                                 an explanation of the Plan’s appeal procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

A claimant may appeal the denial of his/her claim and have the Plan Administrator reconsider the decision.  The claimant or the claimant’s authorized representative has the right to:

(a)                                  request an appeal by written request to the Plan Administrator no later than sixty (60) days after receipt of notice from the Benefits Department denying his/her claim;

(b)                                 review pertinent Plan documents; and

(c)                                  submit issues and comments regarding the claim in writing to the Plan Administrator.

The Plan Administrator will make a decision with respect to such an appeal within thirty (30) days after receiving the written request for such appeal.  The claimant will be advised of the Plan Administrator’s decision on the appeal in writing.  The notice will set forth the (i) specific reasons for the decision, (ii) make specific reference to Plan provisions upon which the decision on the appeal is based, (iii) a statement that the claimant may access the relevant documents and information free of charge, and (iv) a statement that the claimant has the right to bring a civil action under ERISA Section 502(a).

In no event shall a claimant or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted.

AMENDMENT/TERMINATION/VESTING

Eligible employees do not have any vested right to severance pay and/or severance benefits under the Plan.  United Stationers Supply Co. reserves the right in its sole discretion to amend or terminate the Plan, at any time and from time to time, in a writing that is adopted and signed by the Company’s Senior Vice President, Human Resources and, unless the amendment is ministerial or administrative in terms and effect, approved in advance by the Human Resources Committee of the Company’s Board of Directors; provided, however, that no amendment or termination shall reduce severance pay or severance benefits which have commenced being provided to an eligible employee.

NO ASSIGNMENT

Severance pay and severance benefits payable under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such severance pay and severance benefits to be so subjected shall not be recognized, except to the extent required by law.

RECOVERY OF PAYMENTS MADE BY MISTAKE

An eligible employee shall be required to return to the Company any severance pay payment and the value of any severance benefits payment, or portion thereof, made by a mistake of fact or law.

CONFIDENTIAL INFORMATION/COOPERATION

Eligible employees may have had access to trade secrets and other confidential and proprietary information (“Confidential Information”) with regard to the business of the Company or its suppliers or customers.  Recognizing that the disclosure or improper use of such Confidential Information or the breach of any restrictive covenant agreement(s) covering the eligible employee will cause serious and irreparable injury to the Company, eligible employees with such access and/or restrictive covenant agreement(s) acknowledge that (i) they will not at any time, directly or indirectly, disclose such Confidential Information to any third party or otherwise use such Confidential Information for their own benefit or the benefit of others or to the Company’s detriment, (ii) they will not breach such restrictive covenant agreement(s), and (iii) payment of severance pay and severance benefits under the Plan shall cease if an eligible employee discloses or improperly uses such Confidential Information.

Each eligible employee shall cooperate with the Company and its legal counsel in connection with any current or future investigation or litigation relating to any matter to which the eligible employee was involved or of which the eligible employee has knowledge or which occurred during the eligible employee’s employment.  Such assistance shall include, but not be limited to, depositions and testimony and shall continue until such matters are resolved.  In addition, an eligible employee shall not in any way disparage the Company or any person associated with the Company to any person, corporation or other entity.

REPRESENTATIONS CONTRARY TO THE PLAN

No employee, officer or director of the Company has the authority to alter, vary or modify the terms of the Plan, except by means of a written amendment to the Plan adopted, signed and approved, as required in accordance with the Amendment/ Termination/Vesting provision above.  No verbal or written representations contrary to the terms of the Plan, and its written amendments, shall be binding upon the Plan, the Plan Administrator or the Company.

NO EMPLOYMENT RIGHTS

This Plan is not intended to alter the “at will” employment status of any person.  No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company for a definite period of time.  Employment can be terminated at any time, with or without cause, and with or without notice, by any Company employee or by the Company, and nothing in the Plan shall restrict those rights.

PLAN FUNDING

No eligible employee shall acquire, by reason of the Plan, any right in or title to any assets, funds or property of the Company.  Any severance pay that becomes payable under the Plan is an unfunded obligation and shall be paid from the general assets of the Company.  No employee, officer, director or agent of the Company personally guarantees, in any manner, the payment of Plan severance pay and severance benefits.

APPLICABLE LAW

This Plan shall be governed and construed in accordance with ERISA.  In the event that any reference shall be made to State law, the laws of the State of Illinois shall apply, without regard to its conflicts of law provisions.

SEVERABILITY

If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect as long as the economic and legal substance thereof is consistent with the Company’s original intention with respect to the Plan and, if not, the void, unlawful or unenforceable provision shall be revised and reformed into a valid and enforceable provision that most nearly effects such original intent.

PLAN YEAR

The ERISA plan year of this Plan shall be the twelve month period commencing on January 1 of each year; except that for 2004, the Plan year shall be a short plan year beginning August 1, 2004 and ending December 31, 2004.

MAXIMUM PAYMENTS

Except as otherwise provided by the Company in its sole discretion, the severance pay and severance benefits available under the Plan are the maximum pay and benefits available to an eligible employee in the event of his/her involuntary termination of employment.  To the extent that a federal, state or local law requires the Company to make a payment to an eligible employee because of involuntary termination of employment or in accordance with a facility closing law, including but not limited to the Worker Adjustment and Retraining Notification Act, the severance pay and severance benefits otherwise payable under the Plan shall be coordinated with and/or reduced by the amount of such required payment.

MISCELLANEOUS PROVISIONS

All pay and other benefits (except Plan severance pay and severance benefits) payable to an eligible employee as of his/her date of termination of employment with the Company according to the established policies, plans, and procedures of the Company shall be paid in accordance with the terms of those established policies, plans, and procedures.  In addition, any benefit continuation or conversion rights which an eligible employee has as of his/her date of termination of employment with the Company, according to the established policies, plans, and procedures of the Company, shall be made available to him/her.

YOUR RIGHTS UNDER ERISA

As an eligible employee under the Plan, you are entitled to certain rights and protections under ERISA.  ERISA provides that eligible employees under the Plan shall be entitled to:

(a)                                  Examine without charge by appointment at the Company’s Benefits Department’s office (and at other specified locations) all Plan documents and copies of all Plan documents filed by the Plan with the U.S.

Department of Labor, such as detailed annual reports and Plan descriptions.

(b)                                 Obtain copies of all Plan documents and other Plan information upon written request to the Benefits Department.  The Benefits Department may make a reasonable charge for the copies.

In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan:

(a)                                  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other eligible employees.

(b)                                 No one, including the Company, or any other person may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

(c)                                  If your claim for a Plan benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Benefits Department and you do not receive them within thirty (30) days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for instance, if it finds your claim to be frivolous.

If you have any questions about the Plan, you should contact the Company’s Benefits Department or the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

GENERAL INFORMATION

(a)	Name of Plan:	United Stationers Supply Co. Severance Pay Plan

(b)	Plan Number:	506

(c)	Plan Sponsor:	United Stationers Supply Co. 2200 East Golf Road Des Plaines, IL 60016-1267 (847) 699-5000

(d)	Plan Sponsor’s Employer Identification Number:	36-2431718

(e)	Plan Administrator:	Administrative Committee, Severance Pay Plan c/o Benefits Department United Stationers Supply Co. 2200 East Golf Road Des Plaines, IL 60016-1267 (847) 699-5000

(f)	Agent for Service of Legal Process:	Senior Vice President, General Counsel and Secretary United Stationers Supply Co. 2200 East Golf Road Des Plaines, IL 60016-1267

ATTACHMENT I

United Stationers Supply Co.

Severance Pay Plan

SAMPLE SEPARATION AND RELEASE AGREEMENT

The Company expressly reserves the right to designate the terms and conditions, as well as to revise, delete and add to this Sample Separation and Release Agreement.

Name of Employee:

Date of this Agreement:

Termination Date:

Number of Weeks of Severance Payments:

This Separation and Release Agreement (this “Agreement”) is entered into as of the “Date of this Agreement” indicated above, by and between United Stationers Supply Co. on behalf of itself, its predecessor, successors, parents, subsidiaries, divisions, assigns, affiliates and all of its present and former officers, trustees, directors, employees, agents, attorneys and representatives (collectively, the “Company”), and the individual whose name is set forth above, on behalf of him or herself and his or her agents, spouse, dependents, assignees, attorneys, executors, heirs and representatives (“Employee”), and is intended to set forth all the rights, duties, obligations and concessions of the parties.  In consideration of the mutual promises contained in this Agreement and other lawful and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Termination.  Employee and the Company agree that Employee’s last day of employment with the Company will be the “Termination Date” indicated above.  Employee shall continue to be paid at his or her regular base salary in effect on the Date of this Agreement until the Termination Date.  Employee will receive payment for any vacation that is earned, but unused, as of the Termination Date, at the Employee’s base salary rate.

2.  Consideration.  As consideration for the release and the other promises contained in this Agreement, the Company will provide Employee with the following compensation:

A.                                   Severance Pay.

B.                                     Career Transition Assistance.

3.  COBRA Continuation. The Company will notify Employee of his or her rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  In the event he or she elects COBRA, Employee will be responsible for submitting his or her contributions, as indicated in the COBRA correspondence that Employee will receive.  Employee’s participation in any and all Company benefit programs shall end on the Termination Date set forth above.

4.  No Further Entitlements.  Employee agrees that he or she has been paid and received all compensation, pay and benefits from the Company to which he or she is entitled under federal, state of local wage and hour, or other law.  In the event Employee is unemployed at the time the Severance Payments (identified in this Agreement) have terminated, and assuming Employee accurately and honestly submits a claim for unemployment compensation to which he or she is eligible to receive, the Company agrees at that time not to contest Employee’s claim for unemployment compensation.  Employee understands and acknowledges he or she has no further entitlements, other than those included in this Agreement and except with respect to rights, if any, that have vested as of the Termination Date under the Company’s benefit plans.  Employee also acknowledges that he or she has suffered no known workplace injury for which Employee has not already filed a workers’ compensation claim.

5.  Expense Reports and Return of Company Property.    Employee agrees that no later than the Termination Date, Employee shall submit all expense reports that he or she owes the Company for expenses he or she has incurred.  Upon submission of proper receipts, the Company agrees to reimburse Employee for any business expenses he or she incurred and paid on behalf of the Company per Company policy.  Employee further confirms that he has returned on the Date of this Agreement all Company property, including but not limited to, computer and communications equipment, keys, security access and credit cards.  Employee further agrees to return all corporate documents, handbooks, policy manuals, records, documents, notes and materials (in paper and electronic form), no later than one week from the Date of this Agreement.

6.  Nonadmission.  Employee agrees that the Company’s payment or offer of payment under this Agreement and the release herein shall not be construed as an admission of any liability on the part of the Company for a violation of any federal, state or local statute, executive order or other source of law.

7.  Nondisparagement.  Employee agrees that he or she will not at any time make any false statements about the Company or make any statements, whether verbal or written, that disparage or impair the reputation, good will or commercial interests of the Company.

8.  Release.  Employee releases, acquits and forever discharges the Company from any and all claims, actions or combinations of claims and actions of any kind, at law or in equity, before judicial, administrative or arbitrational tribunals, which have arisen or may arise, in common law or equity, relating to Employee’s employment with or termination from the Company, including but not limited to claims for severance pay, attorney fees, and/or any alleged violations of any federal, state, or local civil rights statutes including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the American with Disabilities Act and the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Worker Retraining Notification Act, the Illinois Human Rights Act, or any other federal or state statute, local ordinance or common law pertaining or relating in any manner to the Employee’s employment with the Company or termination from employment with the Company, other than for the performance of this Agreement, challenges to the validity of Employee’s waiver of rights pursuant to the Age Discrimination in Employment Act, and vested rights under any of the Company benefit plans in accordance with their terms.  Further, Employee agrees that this release is made voluntarily, knowingly and without coercion.

[Note:  Add any additional references to specific state laws].

EMPLOYEE UNDERSTANDS THAT THIS GENERAL WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO THE DATE OF THIS AGREEMENT.

9.  Resignation. Employee resigns all officer and director positions he or she may hold in the Company and in any other company for which Employee serves as an officer or director at the request of the Company, all effective as of the Employee’s Termination Date.  Employee agrees to execute and deliver appropriate formal letters confirming resignation to each affected company upon the Company’s request.  Employee further agrees to execute expeditiously or sign, without fee or charge therefore, any other document necessary or convenient for the conduct of the Company’s business that the Company shall reasonably request Employee to execute.

11.  Confidentiality of Agreement.  Employee agrees that the terms of this Agreement, including but not limited to issues concerning Employee’s employment separation, the terms of this Agreement, or the fact that Employee received monies under this Agreement, are confidential.  Employee covenants and promises not to disclose any of the terms of this Agreement to any third party with the exception of his or her spouse, financial or legal advisors or except as required by law.  If Employee discloses the terms and conditions of this Agreement to a permitted third party  identified in this Paragraph 11, Employee will inform such person that further disclosure is prohibited.

12.  Company Confidential Information.  Following the Date of this Agreement, Employee shall not, directly or indirectly, disseminate, make available or disclose any confidential information or proprietary data of the Company, unless and only to the extent such any release or disclosure is required by any court or administrative agency (and then only after prompt notice to the Company to permit the Company to seek a protective order).  For purposes of this Agreement, “confidential information or proprietary data” means information and data prepared, compiled, or acquired by or for Employee during or in connection with Employee’s employment by the Company (including, without limitation, information belonging to or provided in confidence by any customer, supplier, trading partner or other person or entity to which Employee had access by reason of Employee’s employment with the Company) which is not generally known by and available to the public or which could be harmful to the Company if disclosed to persons outside of the Company.  Such confidential information or proprietary data may exist in any form, tangible or intangible, or media (including any information technology-related or electronic media) and includes, but is not limited to, the following information of or relating to the Company or any of its customers or suppliers:

A.           Business, financial and strategic information, such as sales and earnings information and trends, material, overhead and other costs, profit margins, accounting information, banking and financing information, pricing policies, capital expenditure/ investment plans and budgets, forecasts, strategies, plans and prospects.

B.             Organizational and operational information, such as personnel data (including, but not limited to compensation data), performance evaluation or succession planning information, data regarding compensation or benefit programs, plans or strategies, information concerning the utilization or capabilities of personnel, facilities or equipment, logistics management techniques, methodologies and systems, methods of operation data and facilities plans.

C.             Advertising, marketing and sales information, such as marketing and advertising data, plans, programs, techniques, strategies, results and budgets, pricing and volume strategies, catalog, licensing or other agreements or arrangements, and market research and forecasts and marketing and sales training and development courses, aids, techniques, instruction and materials.

D.            Product and merchandising information, such as information concerning offered or proposed products or services and the sourcing of the same, product or services specifications, data, drawings, designs, performance characteristics, features, capabilities and plans and development and delivery schedules.

E.              Information about existing or prospective customers or suppliers, such as customer and supplier lists and contact information, customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing and rebate levels, credit information and contracts.

F.              Technical information, such as information regarding plant and equipment organization, performance and design, information technology and logistics systems and related designs, integration, capabilities, performance and plans, computer hardware and software, research and development objectives, budgets and results, intellectual property applications, and other design and performance data.

13.  Contractual Capacity.  Employee agrees and acknowledges that he or she has entered into this Agreement knowingly and voluntarily and without undue pressure or duress. By signing this Agreement, Employee states that he or she:

A.                                   has read it fully and understands the Agreement’s terms and conditions;

B.                                     has been advised to consult with an attorney of his or her own choice prior to executing this Agreement;

C.                                     has waived any legal claim or any right to bring a lawsuit against the Company based on any actions taken by the Company up to the date of the signing of this Agreement;

D.                                    is not waiving or releasing any rights or claims that may arise after the date he or she signed this Agreement;

E.                                      has received adequate consideration for the waivers contained in this Agreement in the form of money and other benefits in addition to that which he or she is already entitled to receive.

14.  Cooperation With Company.  Employee will be available after the Termination Date to assist with any matters pertaining to the Company as reasonably requested and at mutually convenient and reasonable times and locations.

15.  Entire Agreement.  This Agreement contains all the terms and conditions agreed upon by the parties and supersedes any prior agreement between the parties regarding Employee’s separation from employment with the Company.  No provision of this Agreement may be altered, modified and/or cancelled except upon the express written consent of the parties.

16.  Severability.  If any provision is held to be overbroad, invalid or unenforceable, such provision shall be deemed deleted and replaced by a valid, legal and enforceable provision which so far as possible achieves the parties’ intent in agreeing to the original provision and the remaining terms of this Agreement shall continue in full force and effect.

17.  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

18.  Effective Date.  The Agreement shall become effective, as of the Date of this Agreement, once Employee has signed and dated the Agreement (below).

Employee	United Stationers Supply Co.

Signature:	By:

Printed Name:	Printed Name:

Signature Date:	Title:

Signature Date: